Exhibit 21.1

Subsidiaries

Name of Subsidiary	Jurisdiction of Formation
BG Personnel, LP	Texas
BG Personnel LLC	Delaware
B G Staff Services, Inc.	Texas
BG California Multifamily Staffing, Inc.	Delaware
BG Personnel of Texas, LLC	Texas